Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Fourth Quarter and Full Year 2014 Results
SPOKANE, Wash - January 28, 2015 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $20.1 million, or $0.49 per diluted share, on revenues of $146.2 million for the quarter ended December 31, 2014. Excluding transaction-related expenses of $0.4 million and nonrecurring tax benefits of $1.9 million, fourth quarter 2014 earnings were $18.6 million, or $0.45 per diluted share. Net income was $13.7 million, or $0.34 per diluted share, on revenues of $140.0 million in the fourth quarter of 2013.
Net income for the full year of 2014 was $89.9 million, or $2.20 per diluted share, on revenues of $607.0 million. This compares to net income of $70.6 million, or $1.73 per diluted share, on revenues of $570.3 million in 2013.
"We are pleased with our performance this year, including the fact that we grew both the company and the dividend," said Michael Covey, chairman and chief executive officer. "The addition of approximately 201,000 acres of high-quality timberlands in Alabama and Mississippi increases our geographic and market diversity in the South. We delivered solid financial results in 2014 and we expect 2015 to be another good year," concluded Mr. Covey.

Financial Highlights
(millions, except per-share data)

	Q4 2014	Q3 2014	Q4 2013
Revenues	$146.2	$177.2	$140.0
Net income	$20.1	$33.2	$13.7
Net income per diluted share	$0.49	$0.81	$0.34
Distribution per share	$0.375	$0.35	$0.35
Net cash from operations	$23.7	$39.2	$15.2
Cash and short-term investments at end of period	$31.0	$73.3	$57.8
Business Performance: Q4 2014 vs. Q3 2014
Resource
Resource’s operating income was $23.9 million on revenues of $69.2 million in the fourth quarter, compared to operating income of $34.1 million on revenues of $91.9 million in the third quarter of 2014. Harvest volumes were seasonally lower in the Northern and Southern regions. Northern sawlog price realizations decreased 4% per ton in the quarter due primarily to seasonally higher moisture content, but were flat on a dimensional, or board foot, basis. Southern sawlog prices were 7% lower largely due to a lower mix of hardwood logs. Southern pine sawlog prices were flat compared to the third quarter.
Wood Products
Wood Products’ operating income was $9.1 million on revenues of $88.7 million in the fourth quarter, compared to operating income of $15.8 million on revenues of $99.2 million in the third quarter of 2014. Lumber shipments declined 9% due to fewer operating days in the quarter and the average lumber price realized was 4% lower in the fourth quarter. Log costs were also under pressure in the Lake States due to pulp mill demand in the region.
Real Estate
Real Estate’s operating income was $1.6 million on revenues of $4.1 million in the fourth quarter, compared to operating income of $4.6 million on revenues of $6.2 million in the third quarter of 2014. The decline in earnings was due to the sale of fewer acres and mix.

Outlook
“We expect the recovery in the U.S. housing market to continue in 2015, which will translate into higher earnings in Resource and another strong year in Wood Products. We plan to increase our harvest to 4.5 million tons in 2015. We are not planning any large sales in our Real Estate segment and expect to sell approximately 20,000 acres this year. Our balance sheet is in good shape and a core part of our strategy remains growing the company over time,” concluded Mr. Covey.
Conference Call Information
A live conference call and webcast will be held today, January 28, 2015, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 61675140. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until February 4, 2015 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 61675140 to access the replay.
About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatch.com.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance; the direction of our business markets; the state of the domestic housing market; housing starts; business conditions in our Resource and Wood Products segments; lumber pricing; sawlog pricing; 2015 harvest levels; performance of our Wood Products, Resource and Real Estate segments in 2015; earnings growth; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$146,237	$139,955	$606,950	$570,289
Costs and expenses:
Cost of goods sold	107,773	106,070	429,789	408,772
Selling, general and administrative expenses	11,861	13,240	44,655	50,397
Environmental remediation charge	—	—	—	3,522
	119,634	119,310	474,444	462,691
Operating income	26,603	20,645	132,506	107,598
Interest expense, net	(6,434)	(5,573)	(22,909)	(23,132)
Income before income taxes	20,169	15,072	109,597	84,466
Income tax provision	(33)	(1,351)	(19,687)	(13,885)
Net income	$20,136	$13,721	$89,910	$70,581

Net income per share:
Basic	$0.49	$0.34	$2.21	$1.74
Diluted	0.49	0.34	2.20	1.73
Cash distributions per share	$0.375	$0.35	$1.425	$1.28
Weighted-average shares outstanding (in thousands):
Basic	40,764	40,533	40,749	40,503
Diluted	40,927	40,739	40,894	40,709

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2014		December 31, 2013
ASSETS
Current assets:
Cash	$4,644		$5,586
Short-term investments	26,368		52,251
Receivables, net	9,928		16,572
Inventories	31,490		36,275
Deferred tax assets	6,168		7,724
Other assets	15,065		11,961
Total current assets	93,663		130,369
Property, plant and equipment, net	65,749		59,976
Timber and timberlands, net	828,420		455,871
Deferred tax assets	37,228		21,576
Other assets	10,361		12,738
Total assets	$1,035,421		$680,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$22,870		$—
Current liability for pensions and other postretirement employee benefits	6,260		6,701
Accounts payable and accrued liabilities	43,064		43,617
Total current liabilities	72,194		50,318
Long-term debt	606,473		320,092
Liability for pensions and other postretirement employee benefits	115,936		83,619
Other long-term obligations	15,752		22,353
Total liabilities	810,355		476,382
Stockholders’ equity	225,066		204,148
Total liabilities and stockholders' equity	$1,035,421		$680,530

Shares outstanding (in thousands)	40,605		40,537
Stockholders’ equity per common share	$5.54		$5.04
Working capital	$21,469		$80,051
Current ratio	1.3	:1	2.6	:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Twelve Months Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$89,910	$70,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,749	26,962
Basis of real estate sold	8,646	2,904
Change in deferred taxes	(1,616)	(2,467)
Employee benefit plans	2,122	7,561
Equity-based compensation expense	4,137	4,377
Other, net	(2,191)	(1,972)
Funding of qualified pension plans	(3,550)	—
Working capital changes	7,165	(17,694)
Net cash from operating activities	131,372	90,252
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	25,884	10,826
Transfer from company owned life insurance (COLI)	28,870	—
Transfer to COLI	(25,515)	—
Property, plant and equipment	(13,261)	(10,280)
Timberlands reforestation and timberland roads	(10,971)	(12,313)
Acquisition of timber and timberlands	(388,952)	(1,060)
Other, net	1,262	823
Net cash from investing activities	(382,683)	(12,004)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(57,848)	(51,868)
Repayment of long-term debt	—	(36,663)
Proceeds from issuance of long-term debt	310,000	—
Issuance of common stock	398	1,904
Change in book overdrafts	1,465	(955)
Deferred financing costs	(2,388)	(25)
Employee tax withholdings on vested performance share awards	(1,104)	(1,738)
Other, net	(154)	(302)
Net cash from financing activities	250,369	(89,647)
Increase (decrease) in cash	(942)	(11,399)
Cash at beginning of period	5,586	16,985
Cash at end of period	$4,644	$5,586

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2014	2013	2014	2013
Revenues:
Resource	$69,245	$60,974	$252,581	$238,228
Wood Products	88,650	87,373	376,239	366,015
Real Estate	4,108	6,848	40,460	26,160
	162,003	155,195	669,280	630,403
Intersegment revenues - Resource	(15,766)	(15,240)	(62,330)	(60,114)
Total consolidated revenues	$146,237	$139,955	$606,950	$570,289

Operating income:
Resource	$23,854	$18,064	$84,976	$73,425
Wood Products	9,122	8,938	52,442	58,892
Real Estate	1,650	4,574	26,945	18,266
Eliminations and adjustments	174	(840)	(190)	(907)
	34,800	30,736	164,173	149,676
Corporate	(14,631)	(15,665)	(54,576)	(65,210)
Income before income taxes	$20,169	$15,071	$109,597	$84,466

Depreciation, depletion and amortization:
Resource	$5,102	$4,583	$17,847	$18,103
Wood Products	1,589	1,584	6,176	6,194
Real Estate	15	14	59	56
	6,706	6,181	24,082	24,353
Corporate	717	710	2,667	2,609
Total depreciation, depletion and amortization	$7,423	$6,891	$26,749	$26,962

Basis of real estate sold - Real Estate	$1,427	$1,166	$9,355	$3,536
Eliminations and adjustments	(70)	(207)	(709)	(632)
Total basis of real estate sold - Real Estate	$1,357	$959	$8,646	$2,904